Exhibit 99.1

NewsRelease

TC PipeLines, LP Raises Distribution and Announces 2012 Second Quarter Financial Results

HOUSTON, Texas – July 25, 2012 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today announced that the board of directors of TC PipeLines GP, Inc., its general partner, declared the Partnership’s second quarter 2012 cash distribution of $0.78 per common unit. The distribution represents a 1.3 percent increase over the distribution of $0.77 per common unit paid in first quarter 2012. The distribution is payable on August 14, 2012 to unitholders of record as of the close of business on August 3, 2012.

“The increase in the quarterly cash distribution reflects the Partnership’s overall portfolio of essential energy infrastructure assets,” said Steve Becker, president of TC PipeLines, GP, Inc. “Our long-term conservative investment approach allows the Partnership to provide stable and growing cash distributions to our unitholders.”

The quarterly cash distribution increase marks the 13th consecutive annual increase since the Partnership’s inception.

The Partnership also reported second quarter 2012 cash flows of $52 million compared to $48 million for the same period in 2011.

Net income in second quarter 2012 was $33 million or $0.60 per common unit compared to $36 million or $0.69 per common unit for the same period in 2011.

"The Partnership's net income was impacted in the quarter primarily as a result of lower Great Lakes transmission revenues," added Mr. Becker. "Recent re-contracting of long-haul capacity during the quarter on Northern Border means that five out of our six assets generate cash flows under long-term contracts. The increase in the distribution reflects the Partnership's strong financial position from which to pursue future growth opportunities."

Second Quarter Highlights (All financial figures are unaudited)
• Partnership cash flows of $52 million
• Paid cash distributions of $42 million
• Declared cash distributions of $0.78 per common unit
• Net income of $33 million or $0.60 per common unit
• Re-contracted Northern Border’s long-haul capacity – now 67 percent sold through 2014

The Partnership’s financial highlights for the second quarter of 2012 compared to second quarter 2011 were:

	Three months ended		Six months ended
(unaudited)	June 30		June 30
(millions of dollars except per common unit amounts)	2012	2011	2012	2011
Partnership cash flows (a)	52	48	102	96
Cash distributions paid	(42)	(35)	(84)	(71)
Cash distributions declared per common unit	$0.78	$0.77	$1.55	$1.52
Net income (b)	33	36	72	78
Net income per common unit (c)	$0.60	$0.69	$1.31	$1.58
Weighted average common units outstanding (millions)	53.5	50.9	53.5	48.6
Common units outstanding at end of period (millions)	53.5	53.5	53.5	53.5

(a) Partnership cash flows is a non-GAAP financial measure. Refer to the section entitled “Partnership Cash Flows” for further detail.

(b) 25 percent interests in each of GTN and Bison were acquired in May 2011.

(c) Net income per common unit is computed by dividing net income, after deduction of the General Partner’s allocation, by the weighted average number of common units outstanding. The General Partner’s allocation is computed based upon the General Partner’s effective two percent general partner interest plus an amount equal to incentive distributions.

Recent Developments

On July 24, 2012, the board of directors of our General Partner declared the Partnership’s second quarter 2012 cash distribution in the amount of $0.78 per common unit, an increase of $0.01 over the previous quarter, payable on August 14, 2012 to unitholders of record as of August 3, 2012.

Great Lakes’ long-haul capacity in the second quarter of 2012 was sold at lower rates compared to the same period in 2011 resulting in transmission revenues of $47 million for the second quarter of 2012 which were $16 million lower than the same period in 2011. This resulted in a $7 million reduction to the Partnership’s equity earnings in the second quarter of 2012 compared to the second quarter of 2011.

Northern Border operates pursuant to a 2007 rate case settlement and is required to file a rate case or reach a settlement on or before December 31, 2012.

Partnership Cash Flows

The Partnership uses the non-GAAP financial measures “Partnership cash flows” and “Partnership cash flows before General Partner distributions” as they provide measures of cash generated during the period to evaluate our cash distribution capability. Management also uses these measures as a basis for recommendations to our General Partner’s board of directors regarding the distribution to be declared each quarter. Partnership cash flow information is presented to enhance investors’ understanding of the way that management analyzes the Partnership’s financial performance.

Partnership cash flows include cash distributions from the Partnership’s equity investments, Great Lakes, Northern Border, GTN and Bison, plus operating cash flows from the Partnership’s wholly-owned subsidiaries, North Baja and Tuscarora, net of Partnership costs and distributions declared to the General Partner.

Partnership cash flows and Partnership cash flows before General Partner distributions are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP.

Second Quarter 2012
Partnership cash flows increased $4 million to $52 million in the second quarter of 2012 compared to $48 million in the same period of 2011. This increase was primarily due to cash distributions of $12 million from GTN and Bison, which were acquired in May 2011, partially offset by decreased cash distributions from Great Lakes of $10 million.

The Partnership paid distributions of $42 million in the second quarter of 2012, an increase of $7 million compared to the same period in 2011 due to an increase in the number of common units outstanding and an increase of $0.02 per common unit paid beginning in the third quarter of 2011.

Net Income

To supplement our financial statements, we have presented a comparison of the earnings contribution from each of our investments as an attachment. We have presented earnings in this format to enhance investors’ understanding of the way management analyzes our financial performance. We believe this summary provides a meaningful comparison of our current period earnings relative to the prior year, as we account for our partially-owned pipeline systems using the equity method. The presentation of this additional information is not meant to be considered in isolation or as a substitute for results prepared in accordance with GAAP.

Second Quarter 2012
Net income decreased $3 million to $33 million in the second quarter of 2012 compared to $36 million in the same period in 2011. This decrease was primarily due to lower equity earnings from Great Lakes, offset by a full quarter of equity earnings from GTN and Bison, which were acquired in May 2011, and lower Partnership expenses.

Equity earnings from Great Lakes were $8 million in the second quarter of 2012, a decrease of $9 million compared to $17 million earned in the second quarter of 2011. The decrease in equity earnings was primarily due to lower transportation revenue resulting from summer capacity sold as short-term at lower rates relative to the same period in 2011 and a cumulative one-time $2 million adjustment for Michigan business taxes, which was a benefit in the second quarter of 2011.

Expenses at the Partnership level were $8 million for the three months ended June 30, 2012 a decrease of $3 million compared to $11 million for the same period in 2011.  This decrease was primarily due to costs incurred relating to the GTN and Bison acquisitions in 2011.

Liquidity and Capital Resources

At June 30, 2012, there was $321 million outstanding on the Partnership’s $500 million senior revolving credit facility leaving $179 million available for future borrowing. The Partnership was in compliance with the covenants of the credit agreement at June 30, 2012.

Conference Call
Analysts, members of the media, investors and other interested parties are invited to participate in a teleconference by calling 866.226.1792 on Wednesday, July 25, 2012 at 10:00 a.m. central daylight time (CDT)/11:00 a.m. eastern daylight time (EDT). Steve Becker, President of the General Partner, will discuss the second quarter 2012 financial results and provide an update on the Partnership’s business developments, followed by a question and answer session for the investment community and media. Please dial in 10 minutes prior to the start of the call. No pass code is required. A live webcast of the conference call will also be available through the Partnership’s website at www.tcpipelineslp.com. Slides for the presentation will be posted on the Partnership’s website under “Event and Presentations” prior to the webcast.

A replay of the teleconference will also be available two hours after the conclusion of the call and until 11 p.m. (CDT)/midnight (EDT) on August 1, 2012, by calling 800.408.3053, then entering pass code 6220304.

TC PipeLines, LP (NYSE: TCP) has interests in over 5,550 miles of federally regulated U.S. interstate natural gas pipelines which serve markets across the United States and Eastern Canada. This includes significant interests in Great Lakes Gas Transmission Limited Partnership and Northern Border Pipeline Company as well as a 25 percent ownership interest in each of Gas Transmission Northwest LLC, and Bison Pipeline LLC. TC PipeLines, LP also has 100 percent ownership of North Baja Pipeline, LLC and Tuscarora Gas Transmission Company. TC PipeLines, LP is managed by its General Partner, TC PipeLines GP, Inc., an indirect wholly owned subsidiary of TransCanada Corporation (NYSE: TRP). TC PipeLines GP, Inc. also holds common units of TC PipeLines, LP.  For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.

Cautionary Statement Regarding Forward-Looking Information
This news release contains forward-looking statements regarding expectations of future events and results.  TC PipeLines, LP believes that these statements are based on reasonable assumptions made with current and complete information but there is no guarantee that expectations of future results will be achieved.  These expectations are subject to a number of risks and uncertainties.  Important factors that could cause actual results to differ materially from those expressed or implied in this release are described in Part 1, Item 1A. Risk Factors of TC PipeLines, LP’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC), copies of which are available to the public over the Internet at the SEC’s website (www.sec.gov) and at TC PipeLines, LP’s website (www.tcpipelineslp.com).  TC PipeLines, LP disclaims any intention or obligation to publicly update or revise any forward-looking statements to account for new information, future results or any other reason.

Media Inquiries:	Grady Semmens	403.920.7859 800.608.7859
Unitholder and Analyst Inquiries:	Lee Evans	877.290.2772 investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statement of Income

(unaudited)	Three months ended June 30,		Six months ended June 30,
(millions of dollars except per common unit amounts)	2012	2011	2012	2011

Equity earnings from unconsolidated affiliates:
Great Lakes	8	17	17	35
Northern Border	16	16	36	37
GTN (a)	4	2	10	2
Bison (a)	3	2	6	2
Transmission revenues	16	18	32	35
Operating expenses	(4)	(3)	(8)	(6)
General and administrative	(2)	(5)	(4)	(7)
Depreciation	(3)	(4)	(6)	(8)
Financial charges and other	(5)	(7)	(11)	(12)
Net income	33	36	72	78

Net income allocation
Common units	32	35	70	76
General partner	1	1	2	2
	33	36	72	78

Net income per common unit	$0.60	$0.69	$1.31	$1.58

Weighted average common units outstanding (millions)	53.5	50.9	53.5	48.6

Common units outstanding, end of the period (millions)	53.5	53.5	53.5	53.5

(a) 25 percent interests in each of GTN and Bison were acquired in May 2011.

Consolidated Condensed Balance Sheet

(unaudited) (millions of dollars)	June 30, 2012	December 31, 2011
ASSETS
Current assets	14	38
Investment in unconsolidated affiliates	1,586	1,610
Other assets	430	434
	2,030	2,082

LIABILITIES AND PARTNERS' EQUITY
Current liabilities	7	6
Other liabilities	2	1
Long-term debt, including current portion	700	742
Partners' equity	1,321	1,333
	2,030	2,082

Non-GAAP Measures
Reconciliation of Net Income to Partnership Cash Flows

(unaudited)	Three months ended June 30,		Six months ended June 30,
(millions of dollars except per common unit amounts)	2012	2011	2012	2011
Net income(a)	33	36	72	78
Add:
Cash distributions from Great Lakes(b)	12	22	23	39
Cash distributions from Northern Border(b)	26	26	51	52
Cash distributions from GTN(b)	8	-	13	-
Cash distributions from Bison(b)	4	-	8	-
Cash flows provided by Other Pipes' operating activities	11	12	25	25
	61	60	120	116
Less:
Equity earnings from unconsolidated affiliates	(31)	(37)	(69)	(76)
Other Pipes' net income	(10)	(10)	(19)	(20)
	(41)	(47)	(88)	(96)
Partnership cash flows before General Partner distributions	53	49	104	98
General Partner distributions(c)	(1)	(1)	(2)	(2)
Partnership cash flows	52	48	102	96
Cash distributions declared	(43)	(42)	(85)	(77)
Cash distributions declared per common unit(d)	$0.78	$0.77	$1.55	$1.52
Cash distributions paid	(42)	(35)	(84)	(71)
Cash distributions paid per common unit(d)	$0.77	$0.75	$1.54	$1.50

(a) 25 percent interests in each of GTN and Bison were acquired in May 2011.
(b) In accordance with the cash distribution policies of the respective pipeline systems, cash distributions from Great Lakes, Northern Border, GTN and Bison are based on their respective prior quarter financial results.
(c) General Partner distributions represent the cash distributions declared to the General Partner with respect to its effective two percent General Partner interest plus an amount equal to incentive distributions.
(d) Cash distributions declared per common unit and cash distributions paid per common unit are computed by dividing cash distributions, after the deduction of the General Partner's allocation, by the number of common units outstanding.

Average Daily Scheduled Volumes(a)

Our pipeline systems generally sell capacity under contracts under which shippers are obligated to pay for their contracted capacity regardless of utilization.

(unaudited)	Three months ended June 30,		Six months ended June 30,
(million cubic feet per day)	2012	2011	2012	2011
Great Lakes	2,015	2,201	2,006	2,544
Northern Border	2,530	2,508	2,724	2,642
GTN(b)	1,823	1,768	1,965	1,862

(a) Average daily scheduled volumes represent volumes of natural gas, irrespective of path or distance transported, from which variable usage fee revenue is earned. Average daily scheduled volumes are not presented for Bison, North Baja and Tuscarora as cash flows and net income from these investments are primarily underpinned by long-term firm contracts and do not vary significantly with changes in utilization.
(b) A 25 percent interest in GTN was acquired in May 2011. Average daily scheduled volumes for 2011 are presented for comparative information purposes only.

Growth and Maintenance Capital Expenditures(a)(b)

(unaudited)	Three months ended June 30,		Six months ended June 30,
(millions of dollars)	2012	2011	2012	2011
Maintenance Capital	5	8	8	10
Growth Capital	1	16	2	16

(a) Represents the Partnership’s share of the assets’ capital expenditures.
(b) 25 percent interests in each of GTN and Bison were acquired in May 2011.